HOUSTON--(BUSINESS WIRE)--Dec. 20, 2002--Anadarko Petroleum Corporation (NYSE:APC - News) and Warren Resources, Inc. have entered into an agreement to jointly explore for and develop coalbed methane resources in the fairway of the Atlantic Rim area of the Washakie Basin in southern Wyoming.

The area of mutual interest (AMI) covers approximately 211,000 acres in Carbon County. All activities in the AMI will be co-managed by Anadarko and Warren under joint exploration and operating agreements. Anadarko will be the operator.

Under the agreement, Anadarko is purchasing an interest in 87,700 net acres from Warren for a purchase price of $18 million, consisting of $12 million in cash and deferred drilling credits of $6 million. Additionally, Anadarko is assigning to Warren contractual interests in 46,600 net acres, such that Anadarko and Warren will each have a 50 percent undivided interest in the combined acreage of approximately 133,300 net acres within the AMI.

"Wyoming's Atlantic Rim is a very promising coalbed methane opportunity that has been validated by drilling and pilot testing," said Mark Pease, Anadarko Vice President, U.S. Onshore and Offshore. "Because the trend is located partly on Anadarko's Land Grant, this agreement enables us to leverage our unique acreage position in Wyoming and create synergies that we believe will yield significant reserves at a low cost of finding. It's a win-win for both Anadarko and Warren Resources.

"Combined with our other activities on the Land Grant and our recent acquisition of Howell properties in the Powder River Basin, we continue to demonstrate that Wyoming is a key growth area for Anadarko," Pease added.

"We are delighted to partner with an industry leader like Anadarko," said Norman F. Swanton, Chairman and CEO of Warren Resources. "The joint venture combines the expertise of both companies and creates a powerful combination of talents to develop this potentially large coalbed methane natural gas resource base."

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development, production and operation of natural gas and oil properties. Warren's current operations are principally focused on developing and expanding its coalbed methane project located in the Atlantic Rim of the Washakie Basin in southwest Wyoming and the Powder River Basin in northeastern Wyoming. Warren also has interests in the Wilmington oil field located in the Los Angeles Basin, in southern California. More information is available at www.warrenresourcesinc.com.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on certain assumptions and analyses made by Anadarko and/or Warren in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of Anadarko and/or Warren. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, environment risks, operating risks, risks related to exploration and development, the ability of Anadarko and/or Warren to meet its stated business goals and other risk factors as described in Anadarko and/or Warrens' 2001 Annual Report and Form 10-K as filed with the Securities and Exchange Commission. As a result of those factors, Anadarko and/or Warren's actual results may differ materially from those indicated in or implied by such forward-looking statements. Anadarko discloses proved reserves that comply with the SEC's definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2001 Annual Report on Form 10-K.

--------------------------------------------------------------------------------

Contact:

Anadarko Petroleum Corporation, Houston

Media Contacts:

Lee Warren, 832/636-3321

lee_warren@anadarko.com

or

Anne Vincent, 832/636-8368

anne_vincent@anadarko.com

or

Investor Contacts:

Paul Taylor, 832/636-3471

paul_taylor@anadarko.com

or

David Larson, 832/636-3265

david_larson@anadarko.com

or

Stewart Lawrence, 832/636-3326

stewart_lawrence@anadarko.com